Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com
NEWS RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

JAY BROWN RETURNS TO MBIA, RESUMING PRIOR POSITIONS AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ARMONK, N.Y. — February 19, 2008 — MBIA Inc. (NYSE:MBI) today announced that Joseph (Jay) W. Brown, 59, will return to the company, resuming his positions as chairman and chief executive officer, and becomes president of MBIA, effective immediately. Mr. Brown replaces Gary C. Dunton, 52, who has resigned from MBIA.

Until May 2004, Mr. Brown had served as chairman and chief executive officer of MBIA Inc., and of its main operating unit, MBIA Insurance Corporation. Mr. Brown retired as executive chairman of MBIA Inc. in May 2007. He joined the company as chairman and CEO in January 1999, having been a director since 1986.

“MBIA faces meaningful challenges,” said Mr. Brown. “Thanks to Gary’s hard work, we can now build on our enhanced capitalization and reframe our risk policies and strategies. I see significant opportunities ahead for MBIA. Our shareholders, policyholders, bond owners, and employees need us to re-examine our business model to address changing conditions. I look forward to working with the MBIA team to frame a new model for the financial guarantee business. In addition, it is critical that we expedite our communications with the New York State Insurance Department. I have already spoken with Superintendent Eric Dinallo. I believe we can look forward to improved dialog with the Department. Eric and I had a constructive discussion regarding MBIA’s plans and he provided us with helpful guidance. We expect to rebuild confidence in the company and in the industry.”

"The board appreciates Gary Dunton’s dedicated service to MBIA, particularly his hard work in recent months during our successful capital-raising initiatives. Our enhanced capitalization will enable MBIA to redesign its business to address conditions in the current market. We are grateful to Gary for his courageous leadership in this critical period,” said David C. Clapp, lead director of the MBIA board. “The entire board joins me in thanking Gary for his contributions and his commitment to MBIA.”

“Moving forward, the board is unanimous in its belief that Jay Brown’s deep understanding of MBIA and its challenges make him singularly qualified to lead the company and differentiate MBIA in the current environment,” said Mr. Clapp. “Jay was present at the inception of the financial guarantee market and has been part of MBIA for more than 20 years. He has proven leadership in tough times. We are delighted that he is returning to the company.”

During the past two months, MBIA has increased its claims-paying resources by as much as $3.2 billion, including $1.1 billion from the sale of 94.6 million shares of common stock, $500 million from the sale of 16.1 million shares of common stock to Warburg Pincus, the sale of $1 billion in surplus notes, and $200 to $500 million (varies by rating agency) in additional net capital generated from operations due to maturing insured transactions during the fourth quarter of 2007. MBIA currently has over $17 billion in total claims-paying resources.

Prior to joining MBIA in 1999, Mr. Brown was chairman and CEO of Talegen Holdings, Inc., an insurance holding company. While at Talegen, Mr. Brown successfully led the company’s reorganization and restructuring, working closely with insurance regulators in all states, including the major state of domicile, New York. Before his election as chairman and CEO of Talegen, Mr. Brown was president and CEO of Fireman’s Fund Insurance Company. Mr. Brown joined Fireman’s Fund in 1974, where he held numerous executive positions including chief financial officer at the time of its IPO in 1985 from American Express and president and COO at the time of its sale to Allianz AG in 1990.

Mr. Brown has a long history of board service in several industry-leading companies where he has also served on key committees within those boards. He served on the board of Oxford Health Plans from 2000 to 2004 and on the board of Fireman Fund Holdings prior to the sale of its insurance subsidiary to Allianz. He has served on the SAFECO board since 2001 and was elected non-executive chairman in January 2006. He steps down from that chairmanship in May 2008. Through service on each of these boards, Mr. Brown has also developed experience in serving on key committees including the Executive, Compensation, Finance, Risk, and Audit Committees.

During Mr. Brown’s leadership at MBIA, the company was repeatedly recognized by Institutional Shareholder Services (ISS), Governance Metrics International (GMI) and Moody’s for the quality of corporate governance practices adopted by MBIA.

He is a 1974 graduate of Northern Illinois University, where he majored in Probability and Statistics. He is a fellow of the Casualty Actuarial Society, as well as a member of the American Academy of Actuaries and the Chartered Property Casualty Underwriters Society.

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has the following financial strength ratings: Triple-A from Fitch Ratings with ratings on Rating Watch Negative; Triple-A on CreditWatch with negative implications from Standard & Poor's Ratings Services; and Triple-A on review for possible downgrade from Moody's Investors Service. Please visit MBIA's Web site at www.mbia.com.

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